Exhibit 10.1

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Stock Options	777 Old Saw Mill River Road
and Option Agreement for Time Vesting	Tarrytown, New York 10591
Option Awards

[OPTIONEE NAME]	Option Number:	[ ]
[OPTIONEE ADDRESS	Plan:	04
	ID	[ ]

Effective <date> (the Grant Date) you have been granted a [Non-Qualified Stock Option] [Incentive Stock Option] to buy [    ] shares of Regeneron Pharmaceuticals, Inc. (the Company) stock at [$    ] per share.

The total option price of the shares granted is [$    ].

[Shares in each period will become fully vested on the date shown.

[Shares	Vest Type	Full Vest	Expiration Date
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]]

The [Non-Qualified Stock Option] [Incentive Stock Option] expires on [ ]*** (the “Expiration Date”).

You and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Amended and Restated 2000 Long-Term Incentive Plan and the enclosed Option Agreement, both of which are attached and made a part of this document.

____________________

**	Options for executive officers will vest in approximately equal annual 25% installments. Full Vest Dates will occur on the first, second, third and fourth anniversaries of the Grant Date. Options for non-employee directors will vest in approximately equal annual 33-1/3% installments. Full Vest Dates will occur on the first, second, and third anniversaries of the Grant Date.

***	Date to be 10 years from the Grant Date.

REGENERON PHARMACEUTICALS, INC.
OPTION AGREEMENT
PURSUANT TO THE
2000 LONG-TERM INCENTIVE PLAN

          THIS AGREEMENT, made as of the date on the Notice of Grant of Stock Options, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), and the employee (or member of the Board of Directors) named on the Notice of Grant of Stock Options (the "Grantee");

          WHEREAS, the Grantee is an employee or member of the Board of Directors of the Company and the Company desires to afford the Grantee the opportunity to acquire or enlarge the Grantee's stock ownership in the Company so that the Grantee may have a direct proprietary interest in the Company's success; and

          WHEREAS, the Committee administering the 2000 Long-Term Incentive Plan (as amended from time to time, the "Plan") has granted (as of the effective date of grant specified in the Notice of Grant of Stock Options) to the Grantee a Stock Option to purchase the number of shares of the Company's Common Stock ($.001 par value) (the "Common Stock") as set forth in the Notice of Grant of Stock Options.

          NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

     1. Grant of Award. Pursuant to Section 7 of the Plan, the Company grants to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth here, the option to purchase from the Company all or any part of an aggregate of shares of Common Stock at the purchase price per share (the "Option") as shown on the Notice of Grant of Stock Options. No part of the Option granted hereby is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

     2. Vesting; Exercise. (a) The Option is exercisable in installments as provided on the Notice of Grant of Stock Options. To the extent that the Option has become exercisable with respect to the number of shares of Common Stock as provided on the Notice of Grant of Stock Options and subject to the terms and conditions of the Plan, including without limitation, Section 7(c)(1) & (2), the Option may thereafter be exercised by the Grantee, in whole or in part, at any time or from time to time prior to the expiration of the Option in accordance with the requirements set forth in Section 7(c)(3) of the Plan, including, without limitation, the filing of such written form of exercise notice as may be provided by the Company, and in accordance with applicable tax and other laws. In addition to the methods of payment described in Section 7(c)(3) of the Plan, the Grantee shall be eligible to pay for shares of Common Stock purchased upon the exercise of the Option by directing the Company to withhold shares of Common Stock that would otherwise be issued pursuant to the Option exercise having a Fair Market Value (as measured on the date of exercise) equal to the Option exercise price. The Company shall have the right to require the Grantee in connection with the exercise of the Option to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

     (b) The Notice of Grant of Stock Options indicates each date upon which the Grantee shall be entitled to exercise the Option with respect to the number of shares of Common Stock granted as indicated provided that the Grantee has not incurred a termination of employment or service with the Company and all Subsidiaries (collectively, the Company and all Subsidiaries shall be referred to herein as the "Employer" and no termination of employment or service shall be deemed to take place unless the Grantee is no longer employed by or providing service to the Employer) prior to such date. There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Stock Options and all vesting shall occur only on the Full Vest Dates. Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date specified in the Notice of Grant of Stock Options, or as may be otherwise determined by the Committee in accordance with Section 7(e) of the Plan, no vesting shall occur after such date as the Grantee ceases to be employed by the Employer (or providing services as a member of the Board of Directors, as the case may be) and all unvested Options shall be forfeited at such time.

     (c) Notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Stock Options to the contrary, the Option shall be fully vested on the date of termination of the Grantee’s employment with the Employer (or services as a member of the Board of Directors) if the Grantee’s employment with the Employer (or services a member of the Board of Directors) is terminated on or within two years after the occurrence of a Change in Control by the Employer (other than for Cause) or by the Grantee for Good Reason. Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date of grant specified in the Notice of Grant of Stock Options, if the application of the provision in the foregoing sentence, similar provisions in other stock option or restricted stock grants, and other payments and benefits payable to the Grantee upon termination of employment (or service as member of the Board of Directors) (collectively, the “Company Payments”) would result in the Grantee being subject to the excise tax payable under Internal Revenue Code Section 4999 (the “Excise Tax”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Grantee to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Grantee (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Grantee minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Grantee or, in the event the parties cannot agree, in the following order (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur, (2) any lump sum severance based on a multiple of base salary or bonus, (3) any other cash amounts payable to the Grantee, (4) any benefits valued as parachute payments, and (5) acceleration of vesting of any equity not covered by (1) above.

     3. Option Term. (a) Except as otherwise provided in the next sentence or in the Plan, the Option shall expire on the tenth anniversary of the grant of the Option as shown on the Notice of Grant of Stock Options. In the event of termination of employment or service with the Employer, except as set forth in any employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date of grant specified in the Notice of Grant of Stock Options, or as may be otherwise determined by the Committee in accordance with Section 7(e) of the Plan, the vested portion of the Option shall expire on the earlier of (i) the tenth anniversary of this grant, or (ii)(A) subject to (E) below, three months after such termination if such termination is for any reason other than death, retirement, or long-term disability, (B) the tenth anniversary of this grant if such termination is due to the Grantee's retirement, (C) one year after the termination if such termination is due to the Grantee's death or long-term disability, (D) the occurrence of the Cause event if such termination is for Cause or Cause existed at the time of such termination (whether then known or later discovered) or (E) one year after such termination if such termination is at any time within two years after the occurrence of a Change in Control and is by the Employer without Cause or by the Grantee for Good Reason.

     (b) For purposes of this Agreement, "Cause" shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Company and the Grantee on the date of grant specified in the Notice of Grant of Stock Options (or where there is such an agreement or plan but it does not define “cause” (or words of like import)) (A) the willful and continued failure by the Grantee substantially to perform his or her duties and obligations to the Employer, including without limitation, repeated refusal to follow the reasonable directions of the Employer, knowing violation of law in the course of performance of the duties of the Grantee's employment with the Employer, repeated absences from work without a reasonable excuse, and intoxication with alcohol or illegal drugs while on the Employer's premises during regular business hours (other than any such failure resulting from his or her incapacity due to physical or mental illness); (B) fraud or material dishonesty against the Employer; or (C) a conviction or plea of guilty or nolo contendere to a felony or a crime involving material dishonesty or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date of grant specified in the Notice of Grant of Stock Options that defines “cause” (or words of like import), as defined under such agreement or plan. For purposes of this Section 3(b), no act, or failure to act, on a Grantee's part shall be considered "willful" unless done, or omitted to be done, by the Grantee in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Employer. Any determination of Cause made prior to a Change in Control shall be made by the Committee in its sole discretion.

     (c) For purposes of this Agreement, “Good Reason” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date of grant specified in the Notice of Grant of Stock Options (or where there is such an agreement or plan but it does not define “good reason” (or words of like import)) a termination of employment by the Grantee within one hundred twenty (120) days after the occurrence of one of the following events after the occurrence of a Change in Control unless such events are fully corrected in all material respects by the Employer within thirty (30) days following written notification by the Grantee to the Employer that Grantee intends to terminate his employment hereunder for one of the reasons set forth below: (A) (1) any material diminution in the Grantee’s duties and responsibilities from that which exists immediately prior to a Change in Control (except in each case in connection with the termination of the Grantee’s employment for Cause or as a result of the Grantee’s death, or temporarily as a result of the Grantee’s illness or other absence), or (2) the assignment to the Grantee of duties and responsibilities materially inconsistent with the position held by the Grantee; (B) any material breach by the Employer of any material provision of any written agreement with the Grantee or failure to timely pay any compensation obligation to the Grantee; (C) a reduction in the Grantee’s annual base salary or target bonus opportunity (if any) from that which exists immediately prior to a Change in Control; or (D) if the Grantee is based at the Employer’s principal executive office, any relocation therefrom or, in any event, a relocation of the Grantee’s primary office of more than fifty (50) miles from the location immediately prior to a Change in Control; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement or plan in effect between the Employer and the Grantee on the date of grant specified in the Notice of Grant of Stock Options that defines “good reason” (or words of like import), as defined under such agreement or plan.

     4. Restrictions on Transfer of Option. The Option granted hereby shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, this Option shall be exercisable only by the Grantee. In addition, except as otherwise provided in this Agreement, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any other attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the option by reason of any execution, attachment, or similar process contrary to the provisions hereof, the Option shall immediately become null and void. Notwithstanding the foregoing provisions of this Section 4, subject to the approval of the Committee in its sole and absolute discretion and to any conditions that the Committee may prescribe, the Grantee may, upon providing written notice to the Company, elect to transfer the Option to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer may be made in exchange for consideration.

     5. Rights of a Stockholder. The Grantee shall have no rights as a stockholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to the Grantee of a certificate or certificates for such shares. No adjustment shall be made for dividends in cash or other property, distributions, or other rights with respect to such shares for which the record date is prior to the date upon which the Grantee shall become the holder of record therefor.

     6. Compliance with Law and Regulations. This award and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall be under no obligation to effect the registration pursuant to federal securities laws of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable. Except to the extent preempted by any applicable federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

     7. Grantee Bound by Plan. The Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The Plan is incorporated herein by reference, and any capitalized term used but not defined herein shall have the same meaning as in the Plan. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

     8. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Employer, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Grantee, to: the Grantee at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Grantee has terminated employment or service, to the last address for the Grantee indicated in the records of the Employer, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 8.

     9. No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ the Grantee for any specified time period, nor does it modify in any respect the Grantee's employment or compensation.